Exhibit 10.1

LETTER OF AMENDMENT TO TRANSACTION COMPLETION BONUS

Personal and Confidential

[Insert Date]

Delivered by email to: [Insert Employee E-mail]

[Insert employee name/address]

Dear [Insert employee name],

In February 2024, the Board of Directors (the “Board”) of Venus Concept Inc. (the “Company”) established a “Transaction Completion Bonus” program for key employees critical to the success of the Company, and specifically, to any transaction or combination of transactions resulting from our announced strategic alternative process. The Company offered you the opportunity to participate in the Transaction Completion Bonus program pursuant to a letter agreement (the “Original Bonus Agreement”) between you and the Company, dated [Insert date].

To be eligible for bonus payout under the Original Bonus Agreement, a “Strategic Transaction” (as defined in the Original Bonus Agreement) must be successfully completed on or before September 30, 2024 (the “Transaction Completion Deadline”).

This Letter of Amendment hereby notifies you that the Board, following careful evaluation and at its discretion, resolved to extend the Transaction Completion Deadline by an additional 12 months. The new Transaction Completion Deadline is September 30, 2025.

All other terms and conditions of the Original Bonus Agreement remain unchanged and in full force and effect.

I would like to take this opportunity to thank you for your contribution to the Company to date and in the future.

Sincerely,

[Authorized Signatory]
ACCEPTED BY:

Signature

Printed Name

Date